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                                                                   Exhibit 10.36


                    AGREEMENT FOR THE SALE OF THERMAL ENERGY

                               AND WOOD BYPRODUCT

                                     BETWEEN

                          NORTHERN STATES POWER COMPANY

                                       AND

                               NORENCO CORPORATION

      This Agreement, effective as of the first day of December, 1986, between Northern States Power Company, a Minnesota corporation (hereinafter referred to as "NSP") and NORENCO Corporation, a Minnesota corporation (hereinafter referred to as "NORENCO"), a wholly owned subsidiary of NSP.

                                   WITNESSETH

      WHEREAS, NSP owns and operates the Allen S. King Electric Generating Plant comprised of a high pressure boiler, which supplies steam to an extraction condensing turbine-generator, and a low pressure heating boiler; and

      WHEREAS, NSP desires to sell steam to NORENCO, and NORENCO desires to purchase such steam from, NSP to resell to Andersen Corporation (hereinafter "Andersen") and the State of Minnesota Correctional Facility, Stillwater (hereinafter "State"); and


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      WHEREAS, NORENCO desires to sell wood byproduct purchased from Andersen to
NSP to be used as fuel and NSP desires to purchase such wood byproduct from NORENCO; and

      WHEREAS, it is the intention of both NSP and NORENCO that NORENCO reimburse NSP for all of NSP's incremental costs associated with the sale of steam to NORENCO.

      NOW THEREFORE, the parties hereby agree as follows:

                             1. Term-Effective Date

      1.1 This Agreement shall become effective on December 1, 1986, and shall continue through December 31, 2006.

                            2. Conditions of Service

      2.1 NSP shall use its best efforts to produce and deliver to NORENCO and NORENCO shall use its best efforts to purchase and accept from NSP all of NORENCO's current Steam requirements at Andersen and the State.

      2.2 Steam sales from NSP's King Plant to NORENCO may at NSP's option be interrupted during electric system emergencies and times of peak electric loads.

      2.3 NORENCO will reimburse NSP for the incremental cost associated with replacement electric energy at all times steam is being purchased for resale.

      2.4 NORENCO shall make in a manner acceptable to NSP, all modifications, adjustments, and additions to NSP's existing boilers, pipes, valves, meters, controls, buildings, yards,


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tracks and all other equipment and machinery (collectively called Generating
Equipment) at the King Plant necessary to produce steam of the quality specified and in the quantity required by this Agreement (herein sometimes referred to as Steam).

      2.5 NORENCO shall obtain all necessary franchises, licenses, permits, rights of way or easements and purchase, construct and install a transport system which will connect King Plant to Andersen and the State. The transport system (herein called the Supply System) shall include all pipes, pumps, valves, meters, controls, wires, insulation and other equipment necessary to:

            (a) transport Steam from the King Plant to Andersen and the State;

            (b) transport condensate from Andersen and the State to the King Plant;

            (c) provide for control of Steam and communications between the King Plant and Andersen and the State; and

            (d) transport wood byproduct from Andersen to the King Plant.

      2.6 Throughout the Term of this Agreement NORENCO shall obtain, renew, and maintain all licenses, permits and other governmental authorizations necessary to furnish Steam, condensate and wood byproduct through the Supply System. NSP shall use its best efforts to change or challenge rules, regulations, laws


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or ordinances which would prevent NSP from furnishing Steam hereunder or using wood byproduct as a fuel.

      2.7 Throughout the Term of this Agreement NSP shall own, operate, maintain, repair, and adjust the Generating Equipment. NSP will not purchase any equipment not required for electric generation.

      2.8 At NORENCO's expense, which shall be NSP's incremental cost, NSP shall, throughout the Term of this Agreement, operate, maintain, repair and adjust NORENCO-purchased equipment installed on NSP property.

      2.9 NORENCO shall not, by reason of this Agreement, the termination of this Agreement or the payments made pursuant to this Agreement, acquire title or ownership in or to the Generating Equipment of the King Plant.

      2. 10 All Steam produced and delivered from the King Plant shall meet the following specifications when measured at the delivery point:

            (a) Temperature: 0 to 10 degrees F above saturated steam conditions with variations required for load control.

            (b) Pressure: 150 to 250 pounds per square inch gauge (PSIG) with variations required for load control.

            (c) Steam flow rate: 0 to 160,000 pounds per hour.

      2.11 Delivery point as used in Article 2 of this Agreement shall be the point where the Steam exits the Steam conditioning valve and enters the Supply Line at the King Plant.


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      2.12 During each fiscal year of the Term of this Agreement, NORENCO shall provide 100% of the water necessary to produce Steam for NORENCO at the King Plant by delivering to NSP the condensate return water or pay NSP for the cost of any makeup required. NORENCO shall return the condensate in a condition acceptable for the King boilers.

                               3. Cost of Service

      For any Steam delivered to NORENCO by NSP, the costs shall be recovered by NSP from NORENCO as specified in this Section 3. The calculation of these costs includes the use of coefficients which are to be updated at least annually by NSP. The costs recovered by NSP are to be reviewed annually by NSP to ensure that the provisions of this Agreement recover all appropriate costs. Corrections to billings will be made if it can be demonstrated by either party to the other party's satisfaction that the monthly payments made by NORENCO to NSP are in error by at least plus or minus 1%. Any corrections to billings will be consistent with the incremental cost approach.

      3.1 Cost to Provide Steam From the King Turbine Cold Reheat Extraction
Line

            The King Plant turbine-generator will be operated as required by NSP for electric generation. When the turbine-generator is in operation, Steam will be provided to NORENCO from the turbine cold reheat extraction line. NORENCO will be charged for the cost of replacement energy generation (or loss of the oppor-


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tunity to sell electricity for resale) due to NORENC0's Steam requirements as follows:

            (a) The cost of replacement energy is calculated as the difference in the cost of NSP generation and purchases to supply NSP native requirements with and without the supply of Steam to NORENCO. The change in NSP generation cost will include such items as the changes in fuel and maintenance for startup and hours of operation, and the incremental ash disposal cost. The change in billing cost for purchases with and without the supply of Steam to NORENCO will also be used in the calculation.

            (b) NORENCO will be charged monthly for incremental costs associated with the loss of the opportunity to sell electricity for resale due to NORENCO's Steam requirements. This incremental cost is calculated as the estimated lost revenues from sales for resale from the King Plant minus the estimated avoided electrical production costs, had this energy been generated at the King Plant.

            (c) The cost of replacement energy shall be calculated using the NSP System Operations computer program and the following coefficients or information:

                  (1)   Total Steam Flow in MMBTU's to NORENCO

                  (2) Electric power MW hours lost per MMBTU delivered to NORENCO

                  (3)   Cost of replacement energy per MW Hour


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      3.2 Cost to Provide Steam from the King Heating Boiler

            The King Plant heating boiler may be used to provide Steam to Andersen and the State when the King Plant turbine generator is not in operation. NORENCO will be charged for operation of the heating boiler (including standby operation) as provided in 3.2.1 - 3.2.3.

      3.2.1 Fuel Cost

            (a) NORENCO will be charged for any incremental fuel used due to heating boiler operations for NORENCO. For oil usage the cost will be calculated as follows:

      Cost =  Gallons of oil used for    x   Oil cost per
                    NORENCO                    gallon

            (b) For gas usage, the cost will be calculated as follows:

               Cost = Millions of BTU of gas    x    Gas cost per
                     used for NORENCO                million BTU

            (c) The King Plant will report monthly the gallons of oil and the millions of BTU's of gas used for the heating boiler. If the heating boiler is used to supply steam to both NSP and NORENCO, the costs will be prorated based on NORENCO Steam Flow and NSP steam flow.

      3.2.2 Incremental Maintenance Cost

            Each month, NORENCO shall pay NSP for the cost of


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incremental maintenance of the King Plant heating boiler as calculated using NSP
Power Production's incremental maintenance coefficient.

      3.2.3 Incremental Auxiliary Cost

            Each month, NORENCO shall pay NSP for the cost of incremental auxiliary electrical power usage for the King Plant heating boiler as calculated using the average incremental system generation cost for that month.

      3.3 Incremental Operating Cost

            Any other incremental operating costs including overtime or operating personnel required by NSP to provide Steam to NORENCO shall be reported and charged to NORENCO.

      3.4 Thermal Equipment Operation and Maintenance

            Any operation or maintenance of thermal only equipment (equipment installed for thermal use only) will be charged on separate work orders to NORENCO.

      3.5 Supply of Gas or Oil

            If NSP supplies any oil or natural gas to NORENCO, NORENCO shall reimburse NSP for the replacement cost of that oil or natural gas including appropriate carrying and handling charges.

      3.6 Administrative and General Costs

            Administrative and general costs are covered by the Administrative Services Agreement dated January 1, 1983, and any amendments thereto, between NSP and NORENCO.

      3.7 NSP Surcharge


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            A 5% surcharge will be added to items 3.2.2 through 3.4.

                        4. Sale of wood Byproduct to NSP

      4.1 NORENCO is responsible for transporting and for all costs related to transporting the wood byproduct from Andersen to the King Plant site or to other mutually agreed to NSP sites if King Plant is out of service.

      4.2 NSP agrees to use reasonable efforts to burn wood byproduct from NORENCO up to thirteen (13) tons per hour and up to 80,000 tons per year of wood byproduct when the King Plant is operating or to utilize it at other NSP generating plants capable of handling and burning such wood byproduct when the King Plant is out of service. NORENCO will annually provide NSP with a forecasted wood byproduct delivery schedule. NORENCO agrees to supply all such wood byproduct received from Andersen to NSP at the locations specified in 4.1 above unless NSP in its sole discretion is unable to utilize such wood byproduct.

      4.3 Whenever NSP receives wood byproduct from NORENCO, NSP shall pay for all such wood byproduct at the following rate:

            (a) For wood byproduct burned at the King Plant NSP shall pay NORENCO at the average cost per MMBTU for solid fuel delivered to the King Plant during the calendar year on a BTU equivalent basis.

            (b) For wood byproduct delivered to other NSP generating plants, NSP shall pay NORENCO the average cost per


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MMBTU of solid fuel (on an equivalent BTU basis) during the calendar year at such other NSP plants. The cost per MMBTU in (a) and (b) above shall be estimated at the beginning of each calendar year for billing purposes and the billings adjusted after the close of the year to reflect the year's actual average cost.

                                   5. Billing

      5.1 NSP will bill NORENCO, and NORENCO will bill NSP, by the 20th of the month following the month in which the costs were incurred. The amount of each month's bill shall be increased by 1% to cover working capital and miscellaneous costs.

      5.2 NORENCO will pay NSP, and NSP will pay NORENCO, no later than ten
(10) days following the date of NSP's bill and the date of NORENCO's bill, respectively. Interest shall accrue on payments which are overdue at the daily commercial prime rate in effect at the Norwest Bank Minneapolis.

      5.3 NSP will provide NORENCO with a cost component schedule along with its bill similar to that shown in Table 1. NORENCO will provide NSP with a cost component schedule along with its bill similar to that shown in Table II.

      5.4 The total monthly cost billed shall be calculated pursuant to Articles 3 and 4 of this Agreement.

                                  6. Liability

      6.1 NORENCO shall hold harmless and indemnify NSP from


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any and all claims, loss, damage or liability, including injury to and death of persons, caused directly or indirectly by the Steam or the use of NORENCO's facilities after the delivery of Steam to NORENCO, other than those resulting solely from the negligence of NSP or its agents or employees (excluding persons assigned to NORENCO on a full-time basis). NSP likewise shall hold harmless and indemnify NORENCO from any and claims, loss, damage or liability, including injury to and death of persons, caused directly or indirectly by steam or the use of NSP's facilities before the delivery of steam to NORENCO, other than those resulting solely from the negligence of NORENCO or its agents or employees (including those persons assigned to NORENCO on a full-time basis).

      6.2 Notwithstanding any other provision of this Agreement, neither NSP nor NORENCO in any event shall be liable to the other, whether arising under contract, tort (including negligence), or otherwise, for claims of customers or any other third parties, or for loss of use of capital or revenue, or for loss of anticipated profits, or for any other special, indirect, incidental or consequential loss or damage of any nature arising at any time or from any cause whatsoever.

      6.3 No provision of this Agreement shall in any way inure to the benefit of any third person (including the public at large) so as to constitute any such person a third party beneficiary of this Agreement or of any one or more of the terms


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hereof, or otherwise give rise to any cause of action in any person not a party hereto.

      6.4 The provisions of this section and of any other sections of this Agreement providing for limitation, of or protection against liability shall apply to the full extent permitted by law and regardless of fault and shall survive the expiration or termination of this Agreement.

                            7. Continuity of Service

      7.1 NSP shall not be liable to NORENCO for its failure to deliver Steam, and NORENCO shall not be liable to NSP for its failure to receive Steam, when such failure on the part of either party shall be due to accident to or breakage of pipelines or equipment, fires, floods, storms, weather conditions, strikes, lockouts or other industrial disturbances, riots, legal interference, acts of God or public enemy, shutdowns for necessary repairs and maintenance, or, without limitation by enumeration, any other cause beyond the reasonable control of the party failing to deliver or receive Steam provided such party shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume the delivery or receipt of Steam.

            Furthermore, NSP shall not be liable for its failure to deliver Steam provided that such failure is (i) due to any scheduled or unscheduled maintenance shutdown of King Plant


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boilers or (ii) due to operating conditions on King Plant boilers and turbine that warrant curtailment of the delivery of Steam to NORENCO. NSP shall have the sole right to determine when those conditions exist. NSP and NORENCO shall cooperate with each other regarding maintenance and Steam service curtailment, and shall use their best efforts to coordinate inspections, maintenance and repairs to their respective facilities. NSP shall provide NORENCO with reasonable advance notice as possible of scheduled interruption or curtailment of Steam service.

                                8. Miscellaneous

      8.1 This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, and any reference to any of the parties hereto shall be deemed to include all successors and assigns. Notwithstanding the foregoing, no assignment shall relieve a party of its duties and obligations to the other party under this Agreement if the assignee defaults in such duty or obligation, unless such other party consents to the novation in writing.

      8.2 Unless designated otherwise in writing, all notices from NORENCO to NSP shall be delivered to:

                              D. E. Gilberts
                              Senior Vice President-Power Supply
                              Northern States Power Company
                              414 Nicollet Mall
                              Minneapolis, MN 55401


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      Unless designated otherwise in writing, all notices from NSP to NORENCO shall be delivered to:

          H. S. Wick
          Vice President
          NORENCO Corporation
          414 Nicollet Mall
          P.O. Box 1396
          Minneapolis, MN 55440

      8.3 All payments and reimbursements required to be made by NORENCO to NSP pursuant to this Agreement shall be directed to:

          Manager, General Accounting
          Northern States Power Company
          414 Nicollet Mall
          Minneapolis, MN 55401

      8.4 All payments and reimbursements required to be made by NSP to NORENCO pursuant to this Agreement shall be directed to:

          Manager, Business Operations
          NORENCO Corporation
          P.O. Box 1396
          Minneapolis, MN 55440

      8.5 The costs and charges provided for herein are exclusive of any present or future federal, state, municipal or other sales or use tax with respect to the personnel or products covered hereby, or any other present or future excise tax upon or measured by the gross receipts from this transaction or any allocated portion thereof or by the gross value of the personnel or products covered hereby. If NSP is required by applicable law or regulations to pay or collect any such tax or taxes on account of this transaction or the personnel or products covered hereby, then such amount shall be paid by NORENCO in addition to the costs or charges provided for herein.


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      8.6 This Agreement shall be construed in accordance with and be governed by the laws of the State of Minnesota.

      IN WITNESSETH WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers thereunto duly authorized as of the day and year below written.

NORENCO CORPORATION                     NORTHERN STATES POWER COMPANY
By______________________________        By__________________________________
Its_____________________________        Its_________________________________
Date____________________________        Date________________________________


00476


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                                     TABLE I

                             NSP CHARGES TO NORENCO

3.1(a)     Cost for Replacement Generation                       $
                                                                  -------------
   (b)     Lost Opportunity Cost                                 $
                                                                  -------------
3.2.1      Heating Boiler Fuel Cost                    Gas       $
                                                                  -------------
                                                       Oil       $
                                                                  -------------
3.2.2      Incremental Maintenance Cost                          $
                                                                  -------------
3.2.3      Incremental Auxiliary Cost                            $
                                                                  -------------
3.3        Incremental Operating Cost                            $
                                                                  -------------
3.4        Thermal Equipment Operation and
           Maintenance                                           $
                                                                  -------------
3.5        Supply of Gas and Oil                                 $
                                                                  -------------
3.6        Administrative and General Costs                      $
                                                                  -------------
3.7        NSP Surcharge                                         $
                                                                  -------------

00476.4

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                                    TABLE II

                       NORENCO WOOD BYPRODUCT SALE TO NSP


Tons of wood byproduct delivered to NSP                 _______________ Tons



BTU's per pound                                         _______________ BTU/lb.



*  NSP Equivalent cost for coal
   delivered to King Plant during
   the year                                            $ _______________ /MMBTU



* An estimated cost will be used during the year and retroactively adjusted as necessary at the end of the year.


00476.5

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